Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GENERAC POWER SYSTEMS, INC.,

THE REPRESENTATIVE NAMED HEREIN,

GPS CCMP ACQUISITION CORP.,

and

GPS CCMP MERGER CORP.

dated as of September 13, 2006

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

			Page

10.	Miscellaneous		33

	(a)	Press Releases and Public Announcements	33
	(b)	Third-Party Beneficiaries	34
	(c)	Entire Agreement	34
	(d)	Succession and Assignment	34
	(e)	Counterparts	34
	(f)	Headings	34
	(g)	Notices	34
	(h)	Governing Law; Jurisdiction	36
	(i)	Amendments and Waivers	36
	(j)	Severability	36
	(k)	Survival	36
	(l)	Expenses	36
	(m)	Construction	37
	(n)	Incorporation of Exhibits and Schedules	37
	(o)	Disclosure Schedule	37

11.	Definitions		37

	(a)	Specific Definitions	37
	(b)	Other Terms	44
	(c)	Other Definitional Provisions	44

	[Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

	EXHIBITS

	Exhibit A	Shareholders
	Exhibit B	Financial Statements
	Exhibit C	Form of Support Agreement

SCHEDULES

Disclosure Schedule (§3)
Schedule 5(l)(i)	Individuals Receiving Payments under Amended and Restated Equity Appreciation Share Plan
Schedule 5(l)(ii)	Individuals Receiving Payments under Employment and Deferred Compensation Agreements
Schedule 6(e)	Allocation of Purchase Price
Schedule 11	Shareholders’ Agreements

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made as of September 13, 2006, by and among GPS CCMP Acquisition Corp., a Delaware corporation (the “Buyer”), GPS CCMP Merger Corp., a Wisconsin corporation (the “Merger Sub”), Generac Power Systems, Inc., a Wisconsin corporation (“Generac”), and Robert D. Kern, as representative of the Shareholders for certain purposes described herein (the “Representative”). The Buyer, the Merger Sub, Generac and the Representative are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A.            The authorized capital stock of Generac consists of twenty thousand (20,000) shares of Class A Voting Common Stock, par value $0.01 per share (the “Voting Common Stock”), and two hundred thousand (200,000) shares of Class B Nonvoting Common Stock, par value $0.01 per share (the “Nonvoting Common Stock” and, together with the Voting Common Stock, the “Common Stock”).

B.            As of the date of this Agreement, there are 4,000 shares of Voting Common Stock issued and outstanding (the “Voting Common Shares”) and 58,000 shares of Nonvoting Common Stock issued and outstanding (the “Nonvoting Common Shares” and, together with the Voting Common Shares, the “Shares”).

C.            The individuals and trusts listed as Shareholders on Exhibit A hereto (collectively, the “Shareholders” and individually, a “Shareholder”) own all of the issued and outstanding Shares.

D.            The Board of Directors of each of Generac and Buyer, as applicable, deem it to be in the best interests of the Buyer, Generac and the Shareholders to merge the Merger Sub with and into Generac, with Generac being the surviving corporation (the “Merger”), pursuant to the terms of this Agreement and in accordance with Wisconsin Law.

E.             Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the holder of all of the Voting Common Shares (i) has, pursuant to an action taken by written consent, approved Generac’s execution of this Agreement and its consummation of the transactions contemplated hereby (the “Voting Shares Shareholder Consent”), and (ii) has entered into Support Agreements, for the benefit of the Merger Sub and the Buyer, in substantially the form attached hereto as Exhibit C (the “Support Agreement”).

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows.

1.             The Merger.

(a)           The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Wisconsin Law, the Merger Sub shall be merged with and into Generac, the separate existence of the Merger Sub shall cease, and Generac shall be the surviving corporation (sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Wisconsin. The name of the Surviving Corporation shall be “Generac Power Systems, Inc.”

(b)           The Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reinhart Boerner Van Deuren s.c., at 10:00 a.m., Central Standard Time, on the later of (i) the third Business Day after all of the conditions to the Closing set forth in § 8 hereof are satisfied or waived (in writing) (other than those that by their terms cannot be satisfied prior to the Closing), and (ii) December 31, 2006, but subject to the fulfillment or waiver (in writing) of such conditions at the Closing), or such other date, time and place as shall be agreed upon by Generac, the Buyer and the Merger Sub (the actual date being herein called the “Closing Date”).

(c)           Effective Time. Upon the terms and subject to the conditions of this Agreement, at and in connection with the Closing, the parties hereto shall deliver to the Department of Financial Institutions of the State of Wisconsin (the “DFI”) articles of merger (the “Articles of Merger”), and shall make all other filings or recordings as may be required under Wisconsin Law and any other applicable Law in order to effect the Merger. The Merger shall become effective (the “Effective Time”) upon the filing of the Articles of Merger in the form required by Wisconsin Law and otherwise conforming to the requirements of Wisconsin Law, with the DFI.

(d)           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers, and franchises of Generac and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Generac and the Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

(e)           Articles of Incorporation and By-Laws. At the Effective Time, the Articles of Incorporation and the By-Laws of Generac, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

(f)            Directors and Officers. On the Closing Date, the officers and directors listed on § 1(f) of the Disclosure Schedule shall resign, effective as of the Effective Time, from their respective position(s) with Generac set forth on § 1(f) of the Disclosure Schedule. Except as provided in the immediately preceding sentence, the directors and officers of Generac as of the Effective Time shall be the Surviving Corporation’s directors and officers until their respective successors are duly elected or appointed and qualified.

2.             Merger Consideration; Conversion of Shares.

(a)           Aggregate Consideration. The aggregate consideration payable by the Buyer hereunder (the “Merger Consideration”) shall be the sum of (i) the excess of (A) $2,000,000,000, less (B) the amount of any Transaction Expenses (whether or not then due and payable, and whether or not the same shall have been satisfied and discharged as of the Effective Time), less (C) the amount required to satisfy and discharge in full all liabilities and obligations of Generac under the Amended and Restated Equity Appreciation Share Plan (whether or not the same shall, in fact, have been satisfied and discharged as of the Effective Time). At or prior to the Effective Time, the Buyer shall pay, or cause to be paid, to the Paying Agent an amount equal to the Merger Consideration and the aggregate amount of unpaid Transaction Expenses which the Paying Agent shall pay in accordance with the last sentence of § 2(c)(ii). For purposes of making the payment of the Merger Consideration, not less than three Business Days prior to the Closing Date, Generac shall provide the Buyer and the Merger Sub with a certificate, prepared in good faith, setting forth in reasonable detail Generac’s best estimate of the amount of Transaction Expenses and the Merger Consideration, which estimate shall be in form and substance reasonably acceptable to Buyer. Any such notice delivered by Generac shall be accompanied by supporting documentation (including final bills and/or invoices from Generac’s counsel, advisors, consultants, investment bankers and accountants, to the extent constituting Transaction Expenses) reasonably acceptable to Buyer.

(b)           Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Sub, Generac, the Representative or the Shareholders, pursuant to this Agreement and Wisconsin Law, subject to the other provisions of this § 2:

(i)            Each of the outstanding Shares shall be converted into the right to receive an amount in cash, without interest thereon, equal to the Merger Consideration less the Representative’s Escrow, divided by 62,000 (the number of outstanding Shares) (the “Per Share Merger Consideration”), payable to the holder thereof upon surrender of the certificate representing such Share. As of the Effective Time, all outstanding Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any outstanding Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in respect thereof.

(ii)           Each share of common stock, par value $0.01 per share, of the Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of voting common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). From and after the Effective Time, each outstanding certificate which represented shares of the Merger Sub Common Stock shall evidence ownership of and represent the number of shares of Surviving Corporation Common Stock into which such shares of the Merger Sub Common Stock shall have been converted pursuant to this § 2(b)(ii).

(iii)          All Shares held in Generac’ s treasury as of the Effective Time shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

(c)                                  Payments; Payment for Shares; Lost Certificates.

(i)                                     Immediately following the Effective Time, the Buyer shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, the United States and jointly agreed upon in writing by the Buyer and the Representative (the “Paying Agent”), for the benefit of the Shareholders and for exchange and payment pursuant to this § 2 through the Paying Agent, cash in an amount equal to the Merger Consideration (such funds being hereinafter referred to as the “Payment Fund”). Upon the making of such payments to the Paying Agent, the Buyer, the Merger Sub and the Surviving Corporation shall thereafter have no further liability to any Shareholder for payment for any of the Shares. The Paying Agent shall, pursuant to irrevocable written instructions executed by the Representative, deliver out of the Payment Fund all amounts received by the Paying Agent for the account of the Shareholders, except to the extent paid into the Representative’s Escrow. The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of any state, local or foreign tax law. To the extent such amounts are so withheld, such withheld amounts shall be deemed for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made. On the Closing Date, the Representative shall provide the Paying Agent written instructions setting forth the amount of the Payment Fund that shall be paid by the Paying Agent into a separate escrow account for the benefit of the Representative to pay for expenses incurred by the Representative in connection with actions taken as the Representative (the “Representative’s Escrow”). The Representative’s Escrow shall include the Withholding Amount.

(ii)                                  At or prior to the Effective Time, (A) each Shareholder who held at the Effective Time an outstanding certificate or certificates that represented outstanding Shares (the “Certificates”) shall surrender such Certificates to the Paying Agent, together with a completed and duly executed letter of transmittal that shall be in form and substance reasonably satisfactory to the Representative and the Buyer and, in any event, shall include a waiver of appraisal rights and a release (a “Letter of Transmittal”), (B) upon such surrender of a Certificate and Letter of Transmittal or at the Effective Time, whichever is later, the holder thereof will be entitled to receive an amount equal to (1) the number of Shares represented by such Certificate, multiplied by (2) the Per Share Merger Consideration, payable by wire transfer of immediately available funds on the Closing Date, immediately following the Effective Time, to an account designated in writing by such Shareholder no later than two (2) Business Days prior to the Closing Date, (C) the Paying Agent shall immediately pay such amounts to such holder and (D) the Certificates so surrendered shall be cancelled; provided, however, in the case of any Shareholder with respect to which the Representative provides the Paying Agent with written instructions in accordance with the last two sentences of § 2(c)(i), the amount payable to such Shareholder shall be reduced by the Withholding Amount applicable to such Shareholder, which amount shall have been paid to the Representative’s Escrow pursuant to § 2(c)(i). No interest will be paid or accrue on the Merger Consideration payable upon the surrender of the Certificates. Subject to § 2(c)(iv), under no circumstances will any holder of a Certificate be entitled to receive any part of the Merger Consideration until such holder shall have surrendered such Certificate. On the Closing Date, the Paying Agent shall also pay by wire transfer of immediately available funds, the unpaid Transaction Expenses, pursuant to written instructions from the Representative and the Surviving Corporation.

(iii)                               If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, the Certificate must be properly endorsed or otherwise in proper form for transfer and the Person requesting such payment must agree to pay any applicable transfer or other taxes or establish to the reasonable satisfaction of the Buyer and the Surviving Corporation that such tax has been paid or is not applicable.

(iv)                              If any Certificate has been lost, stolen or destroyed, the Buyer will issue the applicable portion of the Aggregate Consideration deliverable in respect thereof upon receipt of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed. After the Effective Time, until surrendered in accordance with these provisions, each Certificate shall represent only the right to receive the applicable portion of the Merger Consideration as set forth in this Agreement.

(v)                                 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled.

(vi)                              Any portion of the Payment Fund that remains undistributed to the Shareholders for six months after the Effective Time shall be delivered to the Buyer upon demand, and any Shareholder who has not theretofore complied with this §2 shall thereafter look only to the Buyer for payment of such Shareholder’s claim to any part of the Merger Consideration. None of the Buyer, the Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing outstanding Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.

3.                                       Representations and Warranties of Generac. Generac hereby represents and warrants to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date, except as set forth in the corresponding section of the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered paragraphs contained in this §3; provided, however, that any event, fact or circumstance disclosed in any lettered paragraph of the Disclosure Schedule shall be deemed to be a disclosure for purposes of other lettered paragraphs of the Disclosure Schedule so long as it is reasonably apparent that such disclosure applies to such other lettered paragraphs of the Disclosure Schedule.

(a)                                  Organization; Authorization of Transaction. Generac is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Generac is duly authorized to conduct business and is in good standing under the laws of each jurisdiction set forth in §3(b) of the Disclosure Schedule, and, except where the lack of such qualification would not have a Material Adverse Effect, there are no other jurisdictions where Generac is required to be so qualified. Generac has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Generac has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Generac, enforceable in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles. The Voting Shares Shareholder Consent and any required consents under the Shareholders’ Agreements (each of which will be terminated at or prior to Closing) are the only consent or approval of the holders of the capital stock of Generac required under Wisconsin Law and the Organizational Documents of Generac in connection with the execution, delivery and performance by Generac of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Noncontravention. Except as set forth in §3(b) of the Disclosure Schedule as to the Shareholders’ Agreements, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which any of the Shareholders or Generac is subject or any provision of the Organizational Documents of any of the Shareholders or Generac or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which any of the Shareholders or Generac is a party or by which any of them are bound or to which any of their assets are subject, except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Shareholders or Generac to consummate the transactions contemplated by this Agreement. Except for applicable requirements of the Hart-Scott-Rodino Act and for the filing of the Articles of Merger with the DFI under Wisconsin Law, none of the Shareholders nor Generac is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have, or would not reasonably be likely to have (individually or in the aggregate) a Material Adverse Effect or a material adverse effect on the ability of the Shareholders or Generac to consummate the transactions contemplated by this Agreement.

(c)                                  Brokers’ Fees. Neither the Shareholders nor Generac has any liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except for the fees of Goldman Sachs & Co. and Wells Fargo Securities, LLC, which shall be part of the Transaction Expenses.

(d)                                 Capitalization. §3(d) of the Disclosure Schedule sets forth for Generac (i) the number of shares of authorized capital stock of each class of its capital stock (and their respective par values), (ii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iii) its directors and officers. No shares of Generac’s preferred stock are outstanding. All of the issued and outstanding shares of capital stock of Generac have been duly authorized and are validly issued, fully paid and nonassessable (subject to §180.0622(2)(b) of Wisconsin Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months’ service in any one case) and were not issued in violation or contravention of any preemptive or similar rights. Each Shareholder holds of record all of the Shares of Generac set forth next to such Shareholder’s name in §3(d) of the Disclosure Schedule, free and clear of any restrictions on transfer, Security Interests and Permitted Liens (other than restrictions under the Securities Act, state securities laws and the Shareholders’ Agreements). Except as set forth on §3(d) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, instruments or commitments that could require any Shareholder to sell, transfer or otherwise dispose of any capital stock of Generac or that could require Generac to issue, sell or otherwise cause to become outstanding any of its capital stock (in each case, other than this Agreement and the Shareholders’ Agreements). Except as set forth on §3(d) of the Disclosure Schedule, there are no outstanding stock appreciation, phantom stock or similar rights with respect to Generac. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of Generac.

(e)                                  Subsidiaries and Joint Ventures. Except as set forth in § 3(e) to the Disclosure Schedule, Generac has no Subsidiaries and is not a partner or member of any partnership, joint venture or other similar relationship.

(f)                                    Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) Generac’s audited balance sheets and statements of income, stockholders’ equity and cash flows as of and for the years ended December 31, 2004 and 2005 (the “Most Recent Fiscal Year End”) and (ii) Generac’s unaudited balance sheet and statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2006 and ended June 30, 2006 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Generac as of such dates and the results of operations of Generac for such periods, provided that the Most Recent Financial Statements are subject to normal year end adjustments and lack footnotes and other presentation items.

(g)                                 Title to Personal Property. Except as set forth on §3(g) of the Disclosure Schedule, Generac has good and valid title to, or a valid leasehold interest in, the material tangible personal property that is reflected on the Most Recent Balance Sheet, free and clear of any Security Interest. To the Knowledge of Generac, all such items of material tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of Generac in substantially the same manner in which such businesses are currently being conducted.

(h)                            Absence of Certain Developments. Except as set forth on §3(h) of the Disclosure Schedule or otherwise contemplated by this Agreement, since the Most Recent Fiscal Month End, there has not occurred, and there is no event, circumstance or occurrence that is reasonably likely to have (individually or in the aggregate), any Material Adverse Effect. In addition to the foregoing, since that date, except as set forth on §3(h) of the Disclosure Schedule and except as contemplated by Generac’s projection for capital expenditures for 2006, Generac has not:

(i)                                     borrowed any amount or incurred any material liabilities, except amounts borrowed or liabilities incurred in the Ordinary Course of Business or under contracts entered into in the Ordinary Course of Business;

(ii)                                  mortgaged, pledged or subjected to any material lien or other encumbrance, any of its assets, except for Permitted Liens;

(iii)                               sold, assigned or transferred any material portion of its assets, or purchased any material assets or any capital stock of any Person, except in the Ordinary Course of Business;

(iv)                              sold, assigned or transferred any patents, trademarks, trade names, copyrights or trade secrets, except in the Ordinary Course of Business;

(v)                                 entered into any material agreement, contract, lease or license outside the Ordinary Course of Business;

(vi)                              cancelled or waived any material claims or rights, except in the Ordinary Course of Business;

(vii)                           failed to make any capital expenditure or capital commitment contemplated by Generac’s projection for capital expenditures for 2006;

(viii)                        issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any notes, bonds or debt securities;

(ix)                                redeemed or purchased any shares of its capital stock;

(x)                                   amended the Organizational Documents of Generac;

(xi)                                terminated or received notice of termination of any Material Contract (other than termination resulting from the expiration of the term of such Material Contract);

(xii)                             made any material loan to, or entered into any other transaction with, any of its directors, officers, employees or other Affiliates, except in the Ordinary Course of Business;

(xiii)                          made or revoked any election in respect of Taxes, changed any accounting method in respect of Taxes, prepared any Tax Return in a manner which is not consistent with the past practice of Generac with respect to the treatment of items on such Tax Return, filed any amendment to a Tax Return, incurred any liability for Taxes other than in the ordinary course of business, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes;

(xiv)                         adopted, entered into, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(xv)                            made any other material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business; or

(xvi)                         committed to do any of the foregoing.

(i)                                     Undisclosed Liabilities. Generac has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities accrued or reserved for on the Most Recent Balance Sheet (including any notes thereto), (ii) liabilities under executory agreements, contracts, leases, licenses and other arrangements the performance in respect of which is not due or delinquent, (iii) liabilities reflected on the Disclosure Schedule, (iv) liabilities not required to be disclosed or reflected on financial statements prepared in accordance with GAAP, and (v) liabilities which have arisen in the Ordinary Course of Business since the Most Recent Fiscal Month End.

(j)                                     Legal Compliance. Generac is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of federal, state, local and foreign governments (and all agencies thereof), except where the failures to comply would not have, or would not reasonably be likely to have (individually or in the aggregate), a Material Adverse Effect. Except as set forth on § 3(j) of the Disclosure Schedule, Generac has not received any written communication from any governmental authority that alleges that Generac is not in compliance with any foreign, federal, state or local laws, rules or regulations, except where the written communication alleges a failure to comply that would not (individually or together with all other written communications) reasonably be expected to have a Material Adverse Effect or where the alleged failure to comply has been substantially resolved or is no longer alleged by such governmental authority.

(k)                                  Tax Matters.

(i)                                     Except as set forth on §3(k) of the Disclosure Schedule, Generac has filed or caused to be filed all Income Tax Returns and other material Tax Returns required to be filed by, or with respect to it, and has paid or caused to be paid, except where such failure to pay would not have, or be reasonably expected to have (individually or in the aggregate), a Material Adverse Effect, all Taxes (whether or not shown to be due thereon)

with respect to such Tax Returns. All such Tax Returns are true, correct and complete in all material respects.

(ii)                                  No material deficiency or proposed adjustment which has not been resolved or settled for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against Generac, except where such deficiency or proposed adjustment would not have, or be reasonably expected to have (individually or in the aggregate), a Material Adverse Effect.

(iii)                               Except as set forth on § 3(k) of the Disclosure Schedule, Generac has withheld and paid to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold and pay such Taxes would not have, or be reasonably expected to have (individually or in the aggregate), a Material Adverse Effect.

(iv)                              §3(k) of the Disclosure Schedule lists those Income Tax Returns and other Tax Returns that currently are the subject of audit or for which written notice of intent to audit has been received. Except as set forth in § 3(k) of the Disclosure Schedule, Generac has made available to the Buyer, copies of all Income Tax Returns and other material Tax Returns filed, or expected to be filed, and all examination reports and statements of deficiencies assessed against or agreed to by Generac for the years 2003, 2004 and 2005.

(v)                                 Generac has not waived any statute of limitations in respect of Taxes nor has it agreed to any extension of time with respect to a Tax assessment or deficiency nor has it entered into a closing agreement under applicable Tax Law within the last three Tax years of Generac.

(vi)                              Generac (A) is not a party to nor is it bound by any Tax allocation, Tax sharing, Tax indemnity or any similar Contract or arrangement nor does it have any current or potential contractual obligation to indemnify any other person with respect to Taxes, (B) has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in or has been required to file or be included in an affiliated, consolidated, combined, unitary or similar Tax Return, or (C) except as set forth on § 3(k) of the Disclosure Schedule, has not agreed, nor been required, to make any adjustment pursuant to Section 481 of the Code, or any similar provision of state, local or foreign Law for the last five years.

(vii)                           Generac has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(viii)                        Except as set forth on §3(k) of the Disclosure Schedule, Generac made an election to be treated as an S corporation within the meaning of § 1361 of the Code (and all corresponding provisions of state and local Tax Law) effective on, and has qualified as an S corporation for federal income tax purposes (and all corresponding provisions of state and local Tax Law) since, January 1, 1987. No issue has been raised by any taxing authority with respect to Generac’s qualification as an S corporation under federal income tax law or any corresponding provision of state or local Tax Law. Except as set forth on § 3(k) of the Disclosure Schedule, Generac has not been subject to Tax pursuant to the provisions of § 1374 of the Code (or any analogous or similar provision of state or local Tax Law) nor has it been subject to any income, franchise or value added Taxes within the last three years.

(l)                                     Real Property.

(i)                                     §3(l)(i) of the Disclosure Schedule sets forth the street address of all real property owned by Generac (the “Owned Real Property”). With respect to each such parcel of Owned Real Property and except for matters that would not be reasonably expected to have a Material Adverse Effect: (a) Generac has good and marketable fee simple title to the parcel and any buildings or improvements thereon, subject only to Permitted Liens and free and clear of all Security Interests; (b) there are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any such parcel or any portion thereto (except for matters of public record or matters which would be disclosed in a survey); (c) there are no parties (other than Generac) who are in possession of any Owned Real Property; and (d) there are no condemnation proceedings pending or, to the Knowledge of Generac, threatened which would preclude or materially impair the use of any Owned Real Property.

(ii)                                  §3(l)(ii)(A) of the Disclosure Schedule lists all real property leased or subleased by Generac (the “Leased Real Property”). Generac has made available to the Buyer a copy of the leases and subleases for the Leased Real Property. To the Knowledge of Generac, except where the invalidity, nonbinding nature, unenforceability, ineffectiveness or default would not be reasonably expected to have a Material Adverse Effect and except for leases for Leased Real Property set forth on §3(l)(ii)(B) of the Disclosure Schedule that Generac intends to terminate at or prior to Closing (and without payment of any termination fee or penalty), each lease and sublease for the Leased Real Property is valid, binding, enforceable and in full force and effect in all material respects, and Generac has not received a current written notice of default under any such lease or sublease.

(m)                               Intellectual Property.

(i)                                     §3(m)(i) of the Disclosure Schedule identifies each patent or registered Intellectual Property, or application therefor, owned by Generac, and each material written license agreement (excluding off-the-shelf software license agreements) pursuant to which Generac has granted to any third party, or has been granted by any third party, any rights in the Intellectual Property.

(ii)                                  With respect to each item of Intellectual Property identified in §3(m)(i) of the Disclosure Schedule, except as set forth in §3(m)(ii) of the Disclosure Schedule:

(A)                              Generac possess all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction;

(B)                                the item is not subject to any outstanding injunction, judgment, order, decree or ruling; and

(C)                                no action, suit, proceeding, hearing, investigation, written claim or written demand is pending or, to the Knowledge of Generac, is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

except where a failure to comply with the representations in (A), (B) or (C) would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)                               With respect to each license agreement identified in §3(m)(i) of the Disclosure Schedule:

(A)                                   Generac is not, and to the Knowledge of Generac, no other party to any license agreement is in material breach or default; and

(B)                                     to the Knowledge of Generac, no party to any license agreement has repudiated any material provision thereof;

except where a failure to comply with the representations in (A) or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

(n)                                 Contracts. §3(n) of the Disclosure Schedule lists the following contracts and other agreements to which Generac is a party:

(i)                                          any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 per annum;

(ii)                                       any agreement for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services (in each case, other than agreements evidenced by purchase orders, sales orders or similar documents issued in the Ordinary Course of Business) the performance of the executory portion of which involves consideration in excess of $1,000,000 per annum;

(iii)                                    any agreement concerning a partnership, investment or joint venture;

(iv)                                   any agreement under which it has created, incurred, assumed, guaranteed or which it may become obligated for, any Debt or under which it has imposed a material Security Interest on any of its assets, tangible or intangible;

(v)                                      any agreement which materially restricts the ability of Generac to freely conduct its business (including any agreement not to compete in any business or geographic area);

(vi)                                   any material agreement with any of the Shareholders, any officer or director of Generac or their respective Affiliates;

(vii)                                any agreement for employment on a full-time, part-time, consulting or other basis with respect to any individual who received total compensation in 2005 in excess of $200,000 or who has an annual base compensation for 2006 in excess of $200,000, or any agreement providing material severance benefits to any such person;

(viii)                             any agreement under which it has advanced or loaned any amount to any of its directors, officers, managers or employees outside the Ordinary Course of Business;

(ix)                                     any agreement which, upon consummation of the transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits from Generac to any employee, consultant, advisor or other independent contractor, officer, director, or consultant thereof; or

(x)                                        any other agreement (or group of related agreements) the performance of the executory portion of which involves consideration payable to or by Generac in excess of $1,000,000 per annum.

Except as set forth in § 3(n) of the Disclosure Schedule with respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable obligation of Generac, and to the Knowledge of Generac, of each other party thereto, and is in full force and effect in all material respects; (B) Generac is not, and to the Knowledge of Generac, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) Generac has not, and to the Knowledge of Generac no other party has, repudiated any provision of the agreement, except, in each case, where such circumstance or event has not had or would not reasonably be expected to have (individually or in the aggregate), a Material Adverse Effect.

(o)                                 Insurance. §3(o) of the Disclosure Schedule describes each material insurance policy (other than title insurance policies) maintained by Generac. All of such insurance policies are in full force and effect, and Generac is not in material default with respect to its obligations under any of such insurance policies. To the extent that any claims made in any of the litigation set forth on §3(p) of the Disclosure Schedule are covered by insurance policies maintained by Generac, such claims have been submitted in a timely fashion to the applicable insurer. To the Knowledge of Generac, no insurer of any material insurance policy has materially reduced or terminated coverage under such policies since December 31, 2005.

(p)                                 Litigation. §3(p) of the Disclosure Schedule sets forth each instance in which Generac (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of Generac, is threatened to be made a party, to any material action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

(q)                                 Employees.

(i)                                     Except as set forth in §3(q)(i) of the Disclosure Schedule, Generac is not a party to nor is it bound by any collective bargaining agreement, nor is it a party to any material arbitration or grievance proceeding relating to any such collective bargaining agreement. No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition. To the Knowledge of Generac, no union organizing or decertification efforts are underway or threatened and no other questions concerning representation exist.

(ii)                                  Except as set forth in §3(q)(i) of the Disclosure Schedule, within the last three years, Generac has not experienced any work stoppage due to labor disagreements and there is currently no labor strike, dispute, request for representation, slow down or work stoppage actually pending or, to the Knowledge of Generac threatened. Generac is not bound by any material administrative agency, tribunal, commission or board decree, judgment, order or award relating to any collective bargaining agreement, claims of unfair labor practices.

(iii)                               To the Knowledge of Generac, no executive or key employee set forth on §3(q)(ii) of the Disclosure Schedule has notified Generac of any present intention to terminate employment with Generac.

(r)                                    Employee Benefits.

(i)                                     §3(r) of the Disclosure Schedule sets forth all of the current Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other material employee benefit, fringe benefit plans and programs maintained or contributed to by Generac with respect to current or former employees of Generac (the “Plans”). Generac has provided or made available to the Buyer (A) a copy of each of the Plans, including all amendments thereto, (B) any trust agreements thereunder, (C) each summary plan description and (D) the most recent favorable determination letter issued by the Internal Revenue Service, if applicable.

(ii)                                  Except as set forth in §3(r) of the Disclosure Schedule, each Plan is in compliance with the applicable requirements of law, including, if applicable, ERISA and the Code, except where such failure to comply is not reasonably expected to have a Material Adverse Effect.

(iii)                               Except as set forth in §3(r) of the Disclosure Schedule, each Employee Pension Benefit Plan which is intended to qualify under §401(a) of the Code has received a favorable determination letter that it is so qualified, and, to the Knowledge of Generac, there exist no facts or circumstances which would cause any of such favorable determination letters to be revoked.

(iv)                              Except as set forth in §3(r) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employee, officer or director of Generac to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (B) accelerate the time of payment or vesting or trigger any payment or funding

(through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable, in each case, except where such payments, accelerated funding or increase in payments would not, individually or in the aggregate, have a Material Adverse Effect.

(v)                                 Except as set forth in §3(r) of the Disclosure Schedule, all contributions and premiums under or in connection with the Plans that are required to have been made as of the date hereof in accordance with the terms of the Plans or as required by Law have been timely made or have been accrued and no Employee Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived) in each case, except where failure to pay such contributions or premiums would not, individually or in the aggregate, have a Material Adverse Effect.

(vi)                              Except as set forth in §3(r) of the Disclosure Schedule, neither Generac nor any other entity under “common control” with Generac, as that term is used in Section 4001(b)(1) of ERISA, (i) has incurred any liability under Title IV of ERISA or any penalty, excise tax or joint and several liability under the provisions of ERISA or the Code relating to the Plans that has not been satisfied in full, except where failure to satisfy such liability would not, individually or in the aggregate, have a Material Adverse Effect, and to the Knowledge of Generac, no facts exist that would reasonably be expected to give rise to such liability or (ii) has, at any time in the preceding six (6) years, had any obligation or liability (contingent or otherwise) with respect to a multiemployer plan as defined by Section 4001(a)(3) of ERISA.

(s)                                  Environmental Matters.

(i)                                     Generac is, and during the past three years has been, in material compliance with applicable Environmental Laws and Environmental Permits.

(ii)                                  Generac possesses all material Environmental Permits which are required for its operations.

(iii)                               During the past three years, Generac has not received any written communication alleging any material failure by it to comply with any applicable Environmental Laws or Environmental Permits.

(iv)                              There is no Environmental Claim pending or, to Generac’s Knowledge, threatened, against Generac or any real property currently or, to Generac’s Knowledge, formerly owned, leased or operated by Generac and Generac has not received any notice of or entered into or assumed by contract or operation of Law any material Environmental Liabilities.

(v)                                 To Generac’s Knowledge, Generac has not received any written request for information or any written notice from any person pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or any comparable state or local Laws, with respect to potential responsibility for any contamination of real property, including any Off-Site Facility used by Generac, which notice or request for information remains unresolved.

(vi)                              There are no facts, circumstances or conditions with respect to Generac or any real property currently or, to Generac’s Knowledge, formerly owned, leased or operated by Generac or any property to or at which Generac transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in Generac incurring material Environmental Liabilities.

(vii)                           This §3(s) contains the sole and exclusive representations and warranties of Generac with respect to any matters arising under any Environmental Laws or Environmental Permits. The representations and warranties contained in this § 3(s) are qualified by any recognized environmental conditions or instances of failure to comply with Environmental Laws that are identified in the environmental reports listed in § 3(s) of the Disclosure Schedule, which exceptions could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)                                    Certain Business Relationships. Except as disclosed in the notes to the Financial Statements or §3(t) of the Disclosure Schedule, none of the Shareholders or any of their respective Affiliates have been involved in any business arrangement or relationship or have purchased, acquired or lease any property or services from, or sold, transferred or lease any property or services to, or loaned or advanced money to, or is owed money from, or borrowed any money from or entered into or been subject to any management consulting or similar agreement with Generac within the past 12 months, other than in his, her or its capacity as a director, officer, employee or shareholder of Generac.

4.                                       Representations and Warranties of the Buyer and the Merger Sub. The Buyer and the Merger Sub, jointly and severally, represent and warrant to Generac that the statements contained in this §4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a)                                  Organization of the Buyer and the Merger Sub. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of Delaware. The Merger Sub is a corporation duly organized and validly existing under the laws of the State of Wisconsin

(b)                                 Authorization of Transaction. The Buyer and the Merger Sub, as applicable, each has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and the Merger Sub, enforceable in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

(c)                                  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Buyer or the Merger Sub is subject or any provision of their respective Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Buyer or the Merger Sub is a party or by which it is bound or to which any of their respective assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement. Except for applicable requirements of the Hart-Scott-Rodino Act and for the filing of the Articles of Merger with the DFI under Wisconsin Law, neither the Buyer nor the Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement.

(d)                            Brokers’ Fees. Neither the Buyer nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which Generac, the Representative or any Shareholder could become liable or obligated.

(e)                             Availability of Funds. The Buyer has delivered to the Representative a true and correct copy of the commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (the “Debt Commitment Letter”) whereby JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amounts set forth therein in connection with the transactions contemplated by this Agreement, to enable the Buyer to pay the full consideration payable to the Shareholders hereunder, to make all other necessary payments by it in connection with the transactions contemplated by this Agreement, and to pay any and all other related fees and expenses. In addition, Buyer has delivered to the Representative a true and correct copy of the commitment letter from CCMP Capital Investors II, L.P. whereby CCMP Capital Investors II, L.P. has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the amount set forth therein in connection with the transactions contemplated by this Agreement (the “Equity Commitment Letter”; and together with the Debt Commitment Letter, the “Commitment Letters”). As of the date hereof, the Commitment Letters are valid and in full force and effect and have not been amended, modified, withdrawn, terminated or replaced.

5.                                       Pre-Closing Covenants. The Parties agree, as applicable, as follows with respect to the period between the execution of this Agreement and the Closing.

(a)                                  General. Each of the Parties shall use reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §8 below).

(b)           Notices and Consents. Generac shall use commercially reasonable efforts to obtain any third party consents that are required to be obtained in connection with the consummation of the transaction. Each of the Parties shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies which are required to be given, made or obtained in connection with consummation of the transaction. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use reasonable efforts to obtain a waiver from the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Each of the Parties shall bear its own costs and expenses in preparing such filings; provided that the Buyer shall pay all filing fees required to be paid by the Buyer under the Hart-Scott-Rodino Act. Each of the Buyer and Generac shall use its respective commercially reasonable efforts to obtain any and all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals from any and all antitrust authorities.

(c)           Operation of Business. Generac shall conduct its business only in the Ordinary Course of Business, and shall not engage in any practice, take any action, or enter into any transaction of the sort described in § 3(h) above, except (i) as expressly permitted by this Agreement, (ii) with respect to matters addressed in § 3(h)(x), as expressly contemplated by this Agreement, the Letter of Transmittal or as otherwise necessary and desirable to consummation the Merger, and (iii) with respect to the matters addressed in § 3(h)(xiv), as (x) required by Section 409A of the Code or any applicable Law and (y) necessary to take the actions required or permitted by § 5(m).

(d)           Equity Issuances and Equity Equivalents. Generac shall not (i) issue, sell or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iii) amend its Organizational Documents, or (iv) make any redemption or purchase or repurchase of any shares of its capital stock. Generac shall not issue, create or grant any stock appreciation, phantom stock or other similar rights with respect to Generac.

(e)           Restrictions on Transfer. Prior to the Closing, the Representative shall not, and shall cause the Shareholders not to, and Generac shall not permit, any Shareholder to sell, transfer, contribute, distribute or otherwise dispose of any Shares, or agree to do any of the foregoing.

(f)            Preservation of Business. Generac shall use commercially reasonable efforts to keep its businesses and properties substantially intact, including their present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

(g)           Access to Books and Records and Customers and Suppliers. Generac shall permit representatives of the Buyer to have reasonable access at reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Generac, to the premises, properties, personnel, books, records (including tax records but not including employee files or medical records), contracts and documents of or pertaining to Generac; provided, however, that all such access shall be approved by William W. Treffert or such other persons as Mr. Treffert may designate. Prior to the Closing, the Buyer shall not contact or otherwise communicate, in any manner, with the customers or suppliers of Generac in connection with the transactions contemplated by this Agreement, directly or indirectly, without the prior consent of William W. Treffert or such other persons as Mr. Treffert may designate. The Buyer reaffirms its obligations under the confidentiality agreement between the Buyer and Generac previously executed and delivered in connection with this transaction (the “Confidentiality Agreement”).

(h)           Notice of Developments.

(i)            Generac may elect, not later than 10 Business Days prior to the anticipated Closing Date, to notify the Buyer of any development causing a breach of any of the representations and warranties in §3(e)-(t) above. Unless (x) Buyer reasonably determines, in connection with such notice or collectively with all other such notices, that the Buyer has the right to terminate this Agreement pursuant to §9(a)(ii) below by reason of such development and (y) Buyer exercises that right within the period of 10 Business Days referred to in §9(a)(ii) below, the written notice pursuant to this §5(h)(i) shall be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

(ii)           Each Party shall give prompt written notice to the other Party of any material adverse development causing or reasonably expected to result in a breach of any of its own representations and warranties in §3(a)-(d) and §4 above, as applicable. No disclosure by any Party pursuant to this §5(h)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(iii)          Prior to the Closing, the Buyer shall promptly notify Generac if the Buyer obtains knowledge that any representation or warranty contained in §3 of this Agreement or in the Disclosure Schedule is not true and correct in all material respects, or if the Buyer obtains knowledge of any material errors in, or omissions from, the Disclosure Schedule.

(i)            Assistance with Buyer’s Financing. In order to assist Buyer in connection with its obtaining the debt financing referred to in § 4(e), Generac shall use reasonable efforts to provide such assistance and cooperation as Buyer and its Affiliates may reasonably request, including (a) using reasonable efforts to participate in meetings, drafting sessions and due diligence sessions, (b) using reasonable efforts to prepare or provide any financial statements, rating agency presentations, prospectus, projections or forecasts, offering memoranda or similar document or marketing material, and, cooperating with lenders, (c) using reasonable efforts to make senior management of Generac reasonably available for customary “road show”, marketing or syndication presentations, (d) using reasonable efforts to cooperate with prospective lenders and their respective advisors, (e) using reasonable efforts to ensure that any syndication efforts benefit materially from existing relationships of Generac, (f) using reasonable efforts to obtain accountants’ comfort letters and legal opinions and to provide management representation letters relating to such comfort letters, as reasonably requested by the Buyer, and (g) using reasonable efforts to help procure other definitive pledge and security documents, customary certificates (including a certificate of the chief financial officer of Generac with respect to solvency matters), legal opinions, real estate title and other documentation and agreements; provided, however, that the Buyer shall be responsible for paying, and shall reimburse Generac for, all out-of-pocket expenses incurred by Generac in providing such assistance and cooperation and such expenses shall, in no event, constitute Transaction Expenses. For the avoidance of doubt, any unreimbursed out-of-pocket expenses incurred by Generac prior to the Closing in connection with the provision of assistance to Buyer under the Section 5(i) shall not be considered Transaction Expenses hereunder.

(j)            No Additional Representations or Warranties. The Buyer and the Merger Sub each acknowledge that the Shareholders, the Representative and Generac have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Shareholders or Generac, except for the representations and warranties of Generac expressly set forth in this Agreement or the Disclosure Schedule, and the Buyer and the Merger Sub each further agree that the Shareholders, the Representative, Generac, Goldman Sachs & Co. and Wells Fargo Securities, LLC, shall not have or be subject to any liability to the Buyer, the Merger Sub or any other Person resulting from the distribution to the Buyer or the Merger Sub, or the Buyer’s or the Merger Sub’s use of, any such information, including, without limitation, the Confidential Memorandum prepared by Goldman Sachs & Co. and Wells Fargo Securities, LLC and any information, document or material provided to or made available to the Buyer or the Merger Sub in any “data room” (including without limitation the electronic data room maintained by IntraLinks), management presentations or any other form in expectation of the transactions contemplated by this Agreement. The Buyer and the Merger Sub further acknowledge and agree that (i) they are reasonably satisfied with such investigations of Generac and its business that they have conducted in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (ii) they and their representatives have been permitted access to the records, facilities, equipment, tax returns, contracts and other properties and assets of Generac which they and their representatives have desired and requested to see and/or review, and (iii) they and their representatives have had the opportunity to meet with representatives of Generac to discuss the business and assets of Generac. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF GENERAC EXPRESSLY SET FORTH IN §3 HEREOF OR THE DISCLOSURE SCHEDULE, NONE OF THE SHAREHOLDERS, THE REPRESENTATIVE NOR GENERAC MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHAREHOLDERS, GENERAC OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND GENERAC, THE SHAREHOLDERS AND THE REPRESENTATIVE EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF GENERAC SET FORTH IN §3 HEREOF OR THE DISCLOSURE SCHEDULE, THE BUYER AND THE MERGER SUB AGREE THAT

THE SHARES AND GENERAC ARE BEING ACQUIRED ON AN “AS IS” AND “WHERE IS” BASIS.

(k)             Disclaimer Regarding Estimates and Projections. In connection with the Buyer’s investigation of Generac, the Buyer and the Merger Sub have received from Generac, Goldman Sachs & Co. and/or Wells Fargo Securities, LLC certain estimates, forecasts, plans and financial projections of Generac. The Buyer and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that the Buyer is familiar with such uncertainties, that the Buyer and the Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that neither the Buyer nor the Merger Sub shall have any claim against the Shareholders, the Representative, Generac, Goldman Sachs & Co., and/or Wells Fargo Securities, LLC with respect thereto. Accordingly, none of the Shareholders, the Representative, Generac, Goldman Sachs & Co. or Wells Fargo Securities, LLC, make any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

(l)              Distributions to Shareholders. Subject in all respects to § 5(d) above, Generac may continue to pay cash distributions to the Shareholders from the date hereof to (but excluding) the Closing Date, including, without limitation, distributions to permit the Shareholders to pay their Taxes on Generac’s income through the Closing Date and to cover other items consistent with past practices; provided, however, that, notwithstanding the foregoing and except as expressly permitted in § 5(m) below, in no event shall Generac declare, agree to make or pay cash or other distributions, or dividends or amounts to the Shareholders during such period to the extent in excess of $75 million, in the aggregate.

(m)            Certain Other Payments. Prior to the Closing Date, Generac shall be entitled to distribute and otherwise pay all amounts payable under (i) the Generac Power Systems, Inc. Amended and Restated Equity Appreciation Share Plan (the “Equity Appreciation Plan”) to the individuals listed on Schedule 5(l)(i), and (ii) the Retirement Allowances under section 2 of the separate Amended and Restated Employment and Deferred Compensation Agreements by and between Generac and each of the individuals listed on Schedule 5(l)(ii) (the “Deferred Compensation Agreements”), and shall cause each such plan and agreement to terminate and to cease to have any further force and effect from and after the Effective Time. In connection with, but without limiting the foregoing, prior to the Closing Date, Generac shall be entitled to make such amendments to (A) the Deferred Compensation Agreements as may be required or permitted by applicable Law and (B) the Deferred Compensation Agreements so as to require that all payments due or accrued thereunder be payable in connection with the consummation of the transactions contemplated by this Agreement; provided that in no event shall Generac make any amendments to any of the Deferred Compensation Agreements which would impose any liability or obligation upon Generac at any time after the Closing (whether in respect of any payment or otherwise).

(n)             Delivery to Shareholders. Generac shall, in accordance with applicable Wisconsin Law, mail or deliver to each Shareholder by no later than 30 days prior to the anticipated Closing Date (i) a Letter of Transmittal, (ii) the notification required by Wisconsin

Law with respect to the Voting Shares Shareholder Consent, (iii) a statement in accordance with Wisconsin Law regarding appraisal rights of the Shareholders, (iv) a brief information statement including such information regarding the transactions contemplated hereby as may be required under Wisconsin and any other applicable Law, together with a copy of this Agreement, to allow the Shareholders to validly waive or assert any appraisal rights, and (v) any other information, documents, waivers or appointments as the Buyer or the Representative may deem reasonably necessary or otherwise as may be reasonably necessary to carry out the terms and provisions of this Agreement. Generac shall give Buyer prompt notice of any demands for appraisal rights and the Buyer shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Generac shall not, without the prior written consent of the Buyer, make any payment with respect to or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(o)         No Solicitation. Prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to §9, Generac, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of Generac, shall not solicit, initiate or encourage the submission of proposals or offers from any Person relating to the acquisition or purchase of all or any portion of the Shares or the assets of Generac (other than in the ordinary course of business), or any equity interest in Generac, or any business combination with Generac, other than with the Buyer or the Merger Sub, participate in any negotiations regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or do any of the foregoing.

(p)         Payoff Letters; Indebtedness Schedule. Not later than three Business Days prior to the Closing Date, Generac shall cause each of the lenders or the administrative agents for such lenders of any Debt (whether or not any amounts are then outstanding in respect thereof) to prepare and deliver to Generac (i) a statement which sets forth the aggregate amount of principal and interest anticipated to be outstanding under any such Debt as of the Closing Date (and after giving effect to the payments described in § 5.1(m)) and (ii) customary “payoff letters” or similar documents (collectively, the “Debt Payoff Letters”) specifying (A) with respect to all such Debt (to the extent representing indebtedness for borrowed money or guarantees), the aggregate amount of Generac’s obligations (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable under the agreements with respect thereto), if any, that are anticipated to be outstanding as of the Closing Date (after giving effect to the payments described in § 5.1(m)), and (B) that upon receipt of the applicable lenders or administrative agents (as applicable) of such amounts (x) all Debt and other obligations represented or incurred under such agreements shall be repaid and discharged in full and (y) if applicable, all Security Interests under or granted in connection with such agreements shall be released and discharged.

6.             Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)           General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party. The Buyer agrees to retain records relating to Generac for the period prior to the Closing and make them available to the Representative for a period of five years after the Closing, or, in the alternative, to notify the Representative in writing at least 30 days prior to of their disposal at any time prior to the expiration of such period and permit the Representative to have access to such records.

(b)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Generac, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records (including with respect to insurance) as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

(c)           Transition. Neither the Representative nor Generac shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Generac from maintaining the same business relationships with the Buyer and Generac after the Closing as it maintained with Generac prior to the Closing.

(d)           Tax Matters.

(i)            The Representative shall properly prepare or cause to be properly prepared, and timely file or cause to be filed, all Tax Returns of or with respect to Generac that are required to be filed on or before the Closing Date and Generac’s final S corporation returns (other than any Tax Returns on which there are reflected Section 338(h)(10) Taxes), and shall timely pay or cause to be timely paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with this Agreement and prior practice unless otherwise required by applicable Tax Law, it being understood that the payments made pursuant to the Employment and Deferred Compensation Agreements with the individuals listed on Schedule 5(l)(ii) and the Generac Power Systems, Inc. Amended and Restated Equity Appreciation Plan are deemed to occur prior to the Closing and the parties agree to report such items in the taxable period that ends on the Closing Date (or on the preclosing portion of a Straddle Period, as the case may be). The Representative shall provide Buyer with copies of completed drafts of such Tax Returns (along with supporting workpapers) at least twenty (20) days prior to the due date for filing thereof, for Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed). The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns required to be filed by the Surviving Corporation and shall timely pay or cause to be timely paid all Taxes of Generac shown due thereon; provided that any Tax Return with respect to (A) any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) and (B) any taxable period that ends on or prior to the Closing Date on which are reflected Taxes that are due and payable by the Shareholders shall be prepared consistently with prior practice unless otherwise required by applicable Tax law and shall be provided by the Buyer to the Representative for review and approval at least twenty (20) days before due (including extensions) (which approval shall not be unreasonably withheld or delayed).

(ii)           From and after the Closing Date, the Representative and the Buyer shall give prompt notice to each other of any Tax authority’s proposed adjustment to Income Taxes of or with respect to Generac for all Tax periods that end on or prior to the Closing Date or any Straddle Period. The Representative shall have the right to represent and control the interests of Generac in any Income Tax audit or administrative or court proceeding relating to taxable periods of Generac which end on or before the Closing Date and to employ counsel of its choice at the Shareholders’ expense; provided, however, that the Buyer shall have the right to participate in, and consult with the Representative regarding, any such contest that may affect Generac or the Surviving Corporation for any periods ending after the Closing Date, or for any periods with respect to Section 338(h)(10) Taxes, at Buyer’s own expense; provided further that the Representative shall not settle any contests referred to in the immediately preceding proviso without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer should have the exclusive right to represent the interests of Generac in such contest if such contest is with respect to any Section 338(h)(10) Taxes. The Buyer shall control the conduct of any audit or proceeding involving Generac or the Surviving Corporation for periods that end after the Closing Date, including any Straddle Period. The Buyer shall keep the Representative reasonably informed of the progress of any such audit or other proceeding, and the Representative shall cooperate with the Buyer and the Surviving Corporation in the conduct of any such audit or other proceeding. Notwithstanding anything in this Agreement to the contrary, the Buyer and the Surviving Corporation shall not resolve, settle, compromise, or abandon any issue or claim without the prior written consent of the Representative (on behalf of the Shareholders) if such action would materially and adversely affect the Tax liabilities of any of the Shareholders for any period ending on or before the Closing Date or the pre-Closing portion of any Straddle Period (including any imposition of any income Tax deficiencies), which consent may not be unreasonably withheld or delayed.

(iii)          Neither the Buyer nor the Surviving Corporation may amend or cause the amendment of an Income Tax Return of Generac, change an annual accounting period, adopt or change any Income Tax accounting method, or file or amend any Income Tax election concerning Generac with respect to any period ending on or prior to the Closing Date without the written consent of the Representative, which consent may not be unreasonably withheld or delayed. The Surviving Corporation shall (and the Buyer shall cause the Surviving Corporation to comply), upon request by the Representative and at the Representative’s expense, cooperate in the preparation of and submission to the proper Tax authority of any amended Income Tax Return with respect to Generac for any taxable period ending on or before the Closing Date.

(iv)          Any refund of Income Taxes of Generac (including any interest with respect thereto) attributable (or treated as attributable) to any period that ends on or before the Closing Date (including the pre-Closing portion of a Straddle Period) and for which the Shareholders would be responsible in the event a deficiency were assessed, shall be the property of the Shareholders, and if received by the Buyer, the Surviving Corporation or any other affiliated entity of the Buyer, the Buyer shall promptly pay such refund to the Representative.

(v)           The Buyer shall join with the Shareholders in making an election under section 338(h)(10) of the Code (and any corresponding elections under appropriate state, local or foreign laws, to the extent permitted by such laws) with respect to the Merger. The Representative shall cause five (5) IRS Forms 8023 and any other appropriate election forms to be properly prepared, executed by the Shareholders and submitted to the Buyer prior to the Closing Date. The Buyer shall execute and timely file such election forms with the appropriate taxing authorities. The Shareholders and the Buyer shall file all Tax Returns in a manner consistent with the Code section 338(h)(10) election and will not take any position contrary thereto.

(vi)          The Buyer, Generac, the Shareholders and the Surviving Corporation, as applicable, shall reasonably cooperate, as and to the extent reasonably requested by any such party, in connection with the furnishing of information relating to and the filing of Tax Returns of Generac and the Surviving Corporation and any audit, litigation or other proceeding with respect to Taxes of Generac or the Surviving Corporation. Subject to § 6(d), such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, Generac, the Shareholders and the Surviving Corporation agree to retain all books and records with respect to Tax matters pertinent to Generac relating to any taxable period beginning before the Closing Date until a reasonable time after the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(vii)         Neither the Shareholders nor Generac shall [a] revoke Generac’s election to be taxed as an S corporation within the meanings of §1361 of the Code or any analogous or similar provision of state or local Tax Law, or [b] take or allow any action that would result in the termination of Generac’s status as a validly existing S corporation within the meaning of §1361 of the Code or any analogous or similar provision of state or local Tax Law prior to the Closing.

(viii)        The Parties agree that, after the Closing Date, the Surviving Corporation will be obligated to remit Wisconsin income tax withholding for Shareholders who are not residents of the state of Wisconsin (the “Nonresident Shareholders”) with respect to the flow through income of Generac for the tax year ending on the Closing Date, as required by Wisconsin Statutes section 71.775 (the “Wisconsin Withholding”). The Representative shall reimburse the Surviving Corporation for the Wisconsin Withholding pursuant to the procedure set forth in this §6(d)(viii) and may use funds from the Representative’s Escrow for this purpose. At least 10 days prior to the due date of

Generac’s S corporation Tax Return for the tax year ending on the Closing Date, the Representative shall provide notice (the “Withholding Notice”) to the Surviving Corporation of the names and addresses of the Nonresident Shareholders, the amount of the Wisconsin Withholding (the “Withholding Amount”) and due date of the Wisconsin Withholding (the “Withholding Due Date”), which Withholding Notice (including the Withholding Amounts set forth therein) shall be reasonably satisfactory to Buyer and the Surviving Corporation. The Withholding Notice shall be accompanied by a payment equal to the Withholding Amount from the Representative to the Surviving Corporation. The Surviving Corporation shall thereafter remit the Withholding Amount on behalf of the Nonresident Shareholders to the Wisconsin Department of Revenue by the Withholding Due Date. Except to the extent caused by the action or inaction of the Shareholders or the Representative, neither the Shareholders nor the Representative will be liable for any penalties, interest or other assessments resulting from the Surviving Corporation’s failure to pay the Withholding Amount by the Withholding Due Date and the Surviving Corporation shall be liable for any amounts payable as a result of such failure.

(ix)           Buyer shall not permit the Surviving Corporation to take any actions on the Closing Date that are out of the Ordinary Course of Business of Generac and that have the result of increasing the taxable income allocated to the Shareholders for the period ending on the Closing Date, except for any actions that are expressly contemplated by the Merger Agreement.

(e)          Allocation of Purchase Price. The parties hereto agree that the Merger Consideration and the liabilities of Generac (plus other relevant items) will be allocated to the assets of Generac for all purposes (including Tax and financial accounting purposes (unless, with respect to financial accounting, the Surviving Corporation’s auditors determine that a different allocation is required by GAAP)) as provided on Schedule 6(e), as may be amended by the joint agreement of the Buyer and the Representative in good faith to reflect the operations of Generac through the Closing Date. The Buyer, Generac and the Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with Schedule 6(e), as may be amended as set forth above, and will not take any position contrary thereto.

(f)          Dispute Resolution. In the event that Representative or Buyer disputes the application or interpretation of any provision of Sections 6(d) or (e), such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of any disagreement so asserted. The parties shall attempt in good faith to resolve any such dispute within twenty (20) days following the date of the statement provided pursuant to the preceding sentence. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by KPMG LLP (the “Selected Accounting Firm”). The Selected Accounting Firm shall finally and conclusively resolve any dispute relating to matters set forth in Sections 6(d) or (e) or within thirty (30) days following receipt of the submission. The Selected Accounting Firm shall determine, only with respect to the specific disagreements submitted in writing by a Representative and Buyer, the manner in which such item or items in dispute should be resolved. The Selected Accounting Firm shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment. Any finding by the Selected

Accounting Firm shall be a reasoned award stating the findings of fact and conclusions of Law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Selected Accounting Firm shall be shared by the Representative and Buyer equally, and the parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 6(f). If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for filing such Tax Return deems correct and shall be promptly amended to reflect the resolution of any such dispute (whether determined by the Selected Accounting Firm or otherwise by agreement of the parties).

(g)           Directors’ and Officers’ Indemnification and Insurance.

(i)            Without limiting any additional rights that any officer or director may have under any Plan, Generac’s Articles of Incorporation, as amended, or By-Laws, as amended, or any indemnification agreement between Generac and its directors and officers in effect as of the date hereof, from and after the Effective Time, the Buyer shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of Generac (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including, to the extent indemnifiable thereunder, this Agreement and the transactions contemplated hereby), or taken by them at the request of Generac, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Wisconsin Law for a period of six years from the Effective Time. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within 10 Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim and in which indemnification could be sought by such Indemnified Party hereunder, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim.

(ii)           The Articles of Incorporation and By-Laws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of Generac as in effect on the date hereof, which provisions will not, except as required by applicable law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties for six years to the fullest extent of the law as provided in such Articles of Incorporation, as amended, and By-Laws prior to any such amendment, repeal or modifications.

(iii)          Prior to the Effective Time, Generac shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with an AM Best rating of A- or better with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Generac’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided that Generac shall use commercially reasonable efforts to minimize the cost of such “tail” insurance policy (it being understood that Generac shall not be required to accept a reduction in the quality of the insurer providing such policy or the scope of the coverage of such policy as compared to Generac’s existing insurer and policy); and provided, further, that the cost of such “tail” insurance policy shall not exceed 300% of the current annual premiums paid by Generac for such insurance (the “D&O Cap”); and provided, further, that in no event shall the costs of any such “tail” insurance policy be deemed to constitute Transaction Expenses for any purposes of this Agreement. If the Buyer and the Surviving Corporation cannot obtain such “tail” insurance policies as of the Effective Time for less than the D&O Cap, the Buyer and the Surviving Corporation shall obtain a “tail” insurance policy providing benefits and levels of coverage that are available for the amount of the D&O Cap. The Surviving Corporation shall honor and perform under all indemnification agreements entered into by Generac.

(iv)          This §6(g) is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and their successors and assigns.

7.             Appointment of the Representative.

(a)           Powers of Attorney. Each of the Shareholders, by his, her or its acceptance of the Merger Consideration, irrevocably constitutes and appoints Robert D. Kern as the Representative to act as such Person’s true and lawful attorney-in-fact and agent and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i)            to direct distribution of the Merger Consideration in accordance with §2;

(ii)           to take any and all action on behalf of the Shareholders from time to time as the Representative may deem necessary or desirable to fulfill the interests and purposes of this §7(a) and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(iii)          to take any and all action on behalf of the Shareholders from time to time as the Representative may deem necessary or desirable, to prepare or cause to be prepared and file or cause to be filed any Tax Return as contemplated by §6(d) hereof, to amend this Agreement and to make or enter into any waiver, amendment, agreement, opinion, certificate or other document contemplated hereunder;

(iv)          to deliver all notices required to be delivered by the Shareholders;

(v)           to receive all notices required to be delivered to the Shareholders; and

(vi)          to estimate, withhold and pay the Withholding Amount pursuant to §6(d)(viii).

Each of the Shareholders, by his, her or its acceptance of the Merger Consideration, grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each of the Shareholders further acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative pursuant to this §7, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents. If Robert D. Kern is unable or unwilling to act as the Representative as provided herein, each of the Shareholders agrees that William W. Treffert shall be an alternative Representative, entitled to act as the Representative, with all of the authority, rights and powers of the Representative set forth in, and subject to the provisions of, this §7. If William W. Treffert acts as the Representative pursuant hereto, he shall provide written notice to the Buyer that he is acting in such capacity.

(b)         Liability of the Representative. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Shareholder. The Representative shall not be liable to any Shareholder for any action taken or omitted by it or him hereunder or under any other document hereunder, or in connection therewith, except that the Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Representative shall not be liable to any Shareholder for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Shareholder to whom payment was due, but not made, shall be to recover from other Shareholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each of the Shareholders acknowledges and agrees that the Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Representative deems appropriate in such Representative’s sole discretion.

(c)                             Actions of the Representative. By his, her or its acceptance of the Merger Consideration, each Shareholder agrees that the Buyer shall be entitled to rely on any action taken by the Representative (including, without limitation, actions taken by William W. Treffert as the Representative pursuant to §7(a) above), on behalf of the Shareholders pursuant to §7(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Shareholder as fully as if such Person had taken such Authorized Action.

(d)                            Letter of Transmittal. The Letter of Transmittal shall contain an affirmation of the provisions of this § 7.

8.                                  Conditions to Obligation to Close.

(a)                             Conditions to Obligation of the Buyer and the Merger Sub. The obligation of the Buyer and the Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in §3 above shall be true and correct at and as of the Closing Date (determined without giving effect to any “materiality” or “Material Adverse Effect” qualifications set forth therein), unless the failure of a representation and warranty to be so true and correct, taken together with all other such failures, would not or would not reasonably be expected to (individually or in the aggregate), have a Material Adverse Effect;

(ii)                                  Generac shall have performed and complied, in all material respects, with all of its covenants hereunder through the Closing;

(iii)                               there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)                              the Reinvesting Management Group shall have entered into arrangements with Generac and Buyer pursuant to which the members of such Reinvesting Management Group will subscribe for or otherwise commit to purchase, shares of Buyer’s capital stock with an aggregate value of not less than $100 million, which shares shall be the same classes of stock and for the same per share price as Buyer’s other shareholders purchase in connection with the transactions contemplated by this Agreement;

(v)                                 the Representative shall have delivered to the Buyer a certificate of status for Generac from the DFI dated not more than two (2) Business Days prior to the Closing Date;

(vi)                              the Representative shall cause, as of the Closing, the Paying Agent to pay to the Surviving Corporation by wire transfer from the portion of the Payment Fund payable to Shareholder Dawn Tabat and amount equal to the total outstanding principal and interest payable by Dawn Tabat to Generac as of the Closing Date pursuant to the Promissory Note executed by Dawn Tabat and payable to Generac dated December 31, 2005;

(vii)                           Buyer shall have been provided with evidence, in form and substance reasonably satisfactory to the Buyer, of the termination of all agreements and arrangements between Generac and the Representative and its Affiliates (including, without limitation, all shareholder agreements between or among Generac and one or more Shareholders pursuant to one or more Termination Agreements).

(viii)                        the Representative shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §8(a)(i)-(vii) is satisfied in all respects;

(ix)                                if required by Law in lieu of withholding a portion of the Merger Consideration, each Shareholder shall have delivered to the Buyer an affidavit in customary form certifying that such Shareholder is not a “foreign person” under Section 1445 of the Code;

(x)                                   each Title Policy and such customary affidavits or certifications as are reasonably required by the Title Company in connection with the deletion of/or insurance over the printed exceptions for matters arising subsequent to the effective date of the corresponding Title Commitment but prior to recording of the insured instrument (other than Permitted Liens), mechanics liens, broker liens, judgments against similarly named parties, and absence of tenants, shall be delivered to the Buyer by the Title Company; and

(xi)                                all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

The Buyer and the Merger Sub may waive any condition specified in this §8(a) in writing at or prior to the Closing.

(b)                                 Conditions to Obligation of Generac. The obligation Generac to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                                  the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               the Buyer shall have paid the Paying Agent the Merger Consideration and an amount equal to the aggregate unpaid Transaction Expenses;

(iv)                              there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v)                                 the Buyer shall have delivered to the Representative a certificate of good standing for the Buyer from the Secretary of State of Delaware dated not more than two (2) Business Days prior to the Closing Date;

(vi)                              the Merger Sub shall have delivered to the Representative a certificate of status for the Merger Sub from the DFI dated not more than two (2) Business Days prior to the Closing Date;

(vii)                           the Buyer and the Merger Sub shall have delivered to the Representative a certificate to the effect that each of the conditions specified above in §8(b)(i)-(vi) is satisfied in all respects;

(viii)                        The Representative shall have received an opinion from an independent third party selected by the Representative, in form and substance acceptable to the Representative, setting forth the following conclusions: [a] immediately prior to the closing of the transactions contemplated by this Agreement, Generac was not insolvent and [b] after giving effect to the transactions contemplated by this Agreement and all of the financings and other transactions contemplated in connection herewith, the Surviving Corporation [i] will not be rendered insolvent, [ii] will not be left with unreasonably small assets or capital in relation to its existing or contemplated business, and [iii] did not incur or should not have reasonably believed that it would incur, debts beyond its ability to pay as such debts mature or become due. For purposes of this §8(b)(viii), “insolvent” shall have the meanings assigned to such term in 11 U.S.C. §101 et. seq. and Wisconsin Statutes Chapter 242; and

(ix)                                all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

The Representative may waive any condition specified in this §8(b) in writing at or prior to the Closing.

9.                                       Termination.

(a)                                  Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)                                        the Buyer and Generac may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)                                    the Buyer may terminate this Agreement by giving written notice to Generac at any time prior to the Closing in the event Generac has given the Buyer any notice pursuant to §5(h)(i) or §5(h)(ii) above and pursuant to which Buyer has reasonably determined that the development that is the subject of the notice (individually or taken with all other notices received under §5(h)(i) or §5(h)(ii)) has had, or is reasonably likely to have, a Material Adverse Effect, and the same has continued without cure until the first to occur of (x) December 31, 2006 and (y) the 30th day after receipt by Buyer of such notice;

(iii)                                 the Buyer may terminate this Agreement by giving written notice to the Representative at any time prior to the Closing (A) in the event that Generac has breached any material representation, warranty or covenant contained in this Agreement (other than the representations and warranties in §3(e)-(t) above) in any material respect, the Buyer has notified Generac of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under §8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in the Agreement); and

(iv)                                Generac and the Representative may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Representative has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under §8(b) hereof (unless the failure results primarily from Generac breaching any representation, warranty or covenant contained in this Agreement).

(b)                                 Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive in accordance with the terms thereof and the provisions of § 9(c) and § 10 shall continue in full force and effect.

(c)                                  Procedure Upon Termination. If this Agreement is terminated as provided herein, each party shall redeliver all documents, workpapers and other material of the other party relating to the transactions contemplated hereby whether so obtained before or after execution hereof, to the party furnishing the same. If this Agreement is terminated pursuant to §9 (a)(i) or (ii), no party hereto shall have any liability or obligation to the other party to this Agreement as a result of such termination. If this Agreement is terminated pursuant to §9 (a)(iii) or (iv), the non-breaching party shall be entitled to recover its costs, fees and expenses which are incurred in connection with the negotiation of the transactions contemplated by this Agreement, up to a maximum amount of $2,500,000. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby or permit the other party additional time to attempt to satisfy such condition precedent.

10.                                 Miscellaneous.

(a)                                  Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith, based upon the advice of counsel, is required by applicable law (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure); and provided, further, that nothing in this § 10(a) shall in any way limit the ability of Buyer or Merger Sub to disclose the terms of this Agreement in connection with its obtaining financing of the type referred to in §4(e). The

Parties agree to prepare and issue mutually acceptable press releases on or promptly after the Closing announcing the transactions contemplated hereby.

(b)                                 Third-Party Beneficiaries. Except as contemplated by §6(f) above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)                                  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than the Confidentiality Agreement, which shall remain in full force and effect.

(d)                                 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Representative; provided, however, that, unless expressly prohibited hereunder, the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)                                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)                                    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)                                 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered or is sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier and addressed to the intended recipient as set forth below:

If to Generac:

Generac Power Systems, Inc.

P.O. Box 295

Waukesha, WI 53187

Attention:                                         William W. Treffert

Chief Executive Officer

Facsimile:                                         (262) 544-4851

With a copy to (which shall not constitute notice):

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 2100

Milwaukee, WI 53201-2965

Attention:                                         Richard A. Van Deuren

John L. Schliesmann

Facsimile:                                         (414) 298-8097

If to the Shareholders or the Representative:

Robert D. Kern, as Representative

W305 S4273 Brookhill Road

Waukesha, WI 53189

Facsimile:

With a copy to (which shall not constitute notice to the Shareholders or the Representative):

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 2100

Milwaukee, WI 53201-2965

Attention:                                         Richard A. Van Deuren

John L. Schliesmann

Facsimile:                                         (414) 298-8097

If to the Buyer or Merger Sub:

GPS CCMP Acquisition Corp.

c/o CCMP Capital Advisors LLC

245 Park Avenue

16th Floor

New York, New York 10167

Attention:                                         Stephen Murray

Facsimile:                                         (917) 464-9200

With a copy to (which shall not constitute notice to the Buyer):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:                                         David M. Blittner

Facsimile:                                         (212) 310-8007

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)                                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin). Each of the Parties hereby (i) irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Wisconsin in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (A) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (B) such suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such suit, action or proceeding is improper, (iii) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding and (iv) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this §10(h) shall affect or limit any right to serve process in any other manner permitted by law.

(i)                                     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Generac, the Buyer and the Representative on behalf of the Shareholders. No waiver by any such Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)                                     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)                                  Survival. All of the representations, warranties and agreements contained herein or in any certificate, instrument or other document delivered pursuant hereto, shall terminate as of the Closing and be of no further force or effect, except that the agreements set forth in §§6 and 7 hereof shall survive the Closing and continue in full force and effect. No Party shall have any right or claim with respect to any breach of any representation and warranty contained herein and no Party shall have any liabilities whatsoever (for indemnification or otherwise) with respect to any such representation and warranty after the Closing.

(l)                                     Expenses. Except as otherwise provided herein, each of the Buyer, the Merger Sub, the Shareholders, and Generac will bear its own costs and expenses (including legal, accounting, and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(m)                               Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(n)                                 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)                                 Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Generac. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

11.                                 Definitions.

(a)                                  Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” means this Agreement and Plan of Merger (as may be amended from time to time in accordance with the terms of §10(i) hereof).

“Articles of Merger” has the meaning set forth in §1(c) above.

“Authorized Action” has the meaning set forth in §7(c) above.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preface above.

“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and short term investments and checks received by Generac prior to the Closing Date) of Generac on hand or on deposit as shown in Generac’s accounting records which is immediately available for use by Generac, less any escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts, wire transfers issued on or prior to the Effective Time (to the extent not theretofore deducted from the cash on hand or otherwise included in Debt), determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, using the accounting principles, practices, estimation techniques and policies, evaluation rules and procedures, methods and basses and management judgments adopted in preparing the Financial Statements (without giving effect to the consummation of the Merger).

“Certificates” has the meaning set forth in §2(c)(ii) above.

“Closing” has the meaning set forth in §1(b) above.

“Closing Date” has the meaning set forth in §1(b) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Recital A above.

“Confidentiality Agreement” has the meaning set forth in §5(g) above.

“D&O Cap” has the meaning set forth in §6(f)(iii) above.

“Debt” means all outstanding indebtedness (determined in accordance with GAAP) owed by Generac, including, without limitation, overdrafts, drawings under lines of credit, accrued and unpaid interest, outstanding letters of credit, capitalized lease financings, obligations in respect of payment of deferred purchase price and guarantees.

“Debt Payoff Letters” has the meaning set forth in § 5(p) above.

“DFI” has the meaning set forth in §1(c) above.

“Disclosure Schedule” has the meaning set forth in §3 above.

“Effective Time” has the meaning set forth in §1(c) above.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Claims” means any and all administrative or judicial actions, suits, claims, liens, demands, proceedings or notices of noncompliance or violation by any person (i) seeking damages or other relief or alleging potential liability arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by Generac; or (B) circumstances forming the basis of any violation of any Environmental Law, or (ii) seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

“Environmental Laws” means all Laws in effect on the date of this Agreement and relating to the environment and to the protection of natural resources and human health and safety with respect to exposure to Hazardous Substances, including Releases or threatened Releases of Hazardous Substances.

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses, fines and penalties incurred as a result of any Environmental Claim.

“Environmental Permits” means all permits, licenses, registrations, and governmental approvals and authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in §3(f) above.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generac” has the meaning set forth in the preface above.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any materials, substances or wastes which are regulated, classified, defined or otherwise characterized as “hazardous,” “restricted,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning and effect under any Environmental Law, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

“Income Tax” and “Income Taxes” mean any Tax imposed on, or measured by, net income.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” and “Indemnified Parties” have the meanings set forth in §6(f)(i) above.

“Intellectual Property” means all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; and registrations, applications and renewals for any of the foregoing.

“Knowledge” means, with respect to Generac, the actual knowledge of Robert D. Kern, William W. Treffert, Dawn A. Tabat, Aaron P. Jagdfeld, Gary Lato, Kevin Anderson and, solely for purposes of §3(s), James Frye.

“Law” means any federal, state, local, domestic or foreign statute or law, including common law, or ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Leased Real Property” has the meaning set forth in §3(l)(ii) above.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which Generac holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in §2(c)(ii) above.

“Material Adverse Effect” means, with respect to Generac, any event, circumstance, development, effect or change that is materially adverse to the business, results of operations or financial condition of Generac taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, event, development, circumstance or effect that, with respect to clauses [a], [c], [d] and [e] does not materially and disproportionately negatively impact or affect Generac, its assets, or its businesses (taken as a whole) and that arise from or relate to each of the following: [a] general business or economic conditions, including such conditions related to the business of Generac, [b] national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, [c] financial, banking, or securities markets, [d] changes in United States generally accepted accounting principles, [e] changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or [f] the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (ii) any existing event, occurrence or circumstance identified in reasonably specific detail in the Disclosure Schedule as of the date hereof; or (iii) any adverse change in or effect on the business of Generac that is cured by Generac before the earlier of [a] the Closing Date and [b] the date on which this Agreement is terminated pursuant to §9 hereof.

“Merger” has the meaning set forth in Recital D above.

“Merger Consideration” has the meaning set forth in §2(a) above.

“Merger Sub” has the meaning set forth in the preface above.

“Merger Sub Common Stock” has the meaning set forth in §2(b)(ii) above.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §3(f) above.

“Most Recent Fiscal Month End” has the meaning set forth in §3(f) above.

“Most Recent Fiscal Year End” has the meaning set forth in §3(f) above.

“Nonresident Shareholder” has the meaning set forth in §6(d)(viii) above.

“Nonvoting Common Shares” has the meaning set forth in Recital B above.

“Nonvoting Common Stock” has the meaning set forth in Recital A above.

“Off-Site Facility” means any facility which is not presently, and never has been, owned, leased or occupied by Generac.

“Ordinary Course of Business” means the ordinary course of business of Generac, consistent with past custom and practice.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation and by-laws, certificate of formation and limited liability company agreement or operating agreement, trust agreement or other organizational documents, as applicable.

“Owned Real Property” has the meaning set forth in §3(l)(i) above.

“Party” and “Parties” have the meanings set forth in the preface above.

“Paying Agent” has the meaning set forth in §2(c)(i) above.

“Payment Fund” has the meaning set forth in §2(c)(i) above.

“Per Share Merger Consideration” has the meaning set forth in §2(b)(i) above.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been posted in such taxpayer’s financial statements, (iii) zoning, building codes and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property, (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to Owned Real Property and other title defects which do not materially impair the use or occupancy of Owned Real Property or the operation of the business of Generac, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) liens, with respect to Owned Real Property, for any financing secured by such Owned Real Property which is an obligation of Generac which will not be paid off at or prior to the Closing, and (vii) other immaterial liens which do not adversely affect the use or operation of the property to which such liens relate.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Plans” has the meaning set forth in §3(r)(i) above.

“Reinvesting Management Group” means, collectively, William W. Treffert, Dawn A. Tabat, Aaron P. Jagdfeld, Gary Lato and such other persons as shall be acceptable to the Buyer.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” has the meaning set forth in the preface above and in §7(a) above.

“Representative’s Escrow” has the meaning set forth in §2(c)(i) above.

“Section 338(h)(10) Taxes” means any Taxes incurred by Generac as a result of, arising out of, or relating to the election under section 338(h)(10) of the Code pursuant to Section 6(d)(v) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest, other than Permitted Liens.

“Shareholder” and “Shareholders” have the meanings set forth in Recital C above.

“Shareholders’ Agreements” means the agreements listed on Schedule 11.

“Shares” has the meaning set forth in Recital B above.

“Special Meeting” has the meaning set forth in §5(m) above.

“Straddle Period” has the meaning set forth in §6(d)(i) above.

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers, as the case may be.

“Surviving Corporation” has the meaning set forth in §1(a) above.

“Surviving Corporation Common Stock” has the meaning set forth in §2(b)(ii) above.

“Tax” or “Taxes” mean (i) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever, together with interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability (where such transferee status arose prior to the Closing Date), of being a member of an affiliated, consolidated, combined or unitary group for any period beginning prior to the Closing Date, whether as a result of Treasury Regulation section 1.1502-6 or otherwise, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement entered into prior to the Closing Date.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Agreements” means one or more termination agreements, in form and substance reasonably acceptable to the Buyer, pursuant to which each Shareholder (i) acknowledges and clarifies that (A) such Shareholder’s receipt of the Merger Consideration payable to such Shareholder is the only consideration to which it is entitled in connection with the Merger, and (B) from the after the Closing, Generac shall have no further obligation to make any payments (including advances in respect of taxes) to such Shareholder under the Shareholders’ Agreements or other similar agreements to which such Shareholder and Generac are parties, and (ii) releases Generac from all obligations arising under the Shareholders’ Agreements or other similar agreements to which Generac and such Shareholder are parties.

“Title Commitment” means a commitment from the Title Company for an owner’s policy of title insurance with respect to each parcel of Owned Real Property.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means an owner’s policy (or policies) of title insurance with respect to each parcel of Owned Real Property, effective as of Closing, issued in accordance with the applicable Title Commitment.

“Transaction Expenses” means the fees of Goldman Sachs & Co. and Wells Fargo Securities, LLC and other fees from professional service firms incurred by or charged to Generac, and all other fees, expenses and payment obligations incurred, charged to or for which Generac is obligated, in connection with the negotiation, preparation or execution of this Agreement or the consummation of the transactions contemplated hereby including, without limitation, (a) the fees and expenses of counsel, advisors, consultants, appraisers, investment bankers and accountants (other than any such fees or expenses of Deloitte & Touche LLP, Reinhart Boerner Van Deuren s.c. or Environmental & Development Solutions, Inc., to the extent paid on or prior to June 30, 2006), (b) all broker’s and finder’s fees, (c) all sale, deferred compensation, “stay-bonus”, change-of-control, retention or similar bonuses on payments paid or payable in connection with the transactions contemplated herein (including, without limitation, payments under the existing Employment and Deferred Compensation Agreements referred to in item 2 of § 3(h) of the Disclosure Schedule), (d) all fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any third parties on behalf of Generac (other than any fees payable in connection with any filing made under the Hart-Scott-Rodino Act), and (e) and any and all breakage fees or other costs and expenses in connection with the repayment of any Debt in connection with the Closing and the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any amounts paid or required to be paid to satisfy and discharge the liabilities and obligations of Generac under the Amended and Restated Equity Appreciation Share Plan be deemed to constitute Transaction Expenses.

“Treasury Regulations” means the regulations promulgated under the Code.

“Voting Common Shares” has the meaning set forth in the preface above.

“Voting Common Stock” has the meaning set forth in the preface above.

“Wisconsin Law” means the Wisconsin Business Corporation Law.

“Wisconsin Withholding” has the meaning set forth in §6(d)(viii).

“Withholding Amount” has the meaning set forth in §6(d)(viii).

“Withholding Due Date” has the meaning set forth in §6(d)(viii).

“Withholding Notice” has the meaning set forth in §6(d)(viii).

(b)          Other Terms. Other terms may be defined elsewhere in the text or this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

(c)          Other Definitional Provisions.

(i)            The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(ii)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(iii)          The term “including” shall mean “including, without limitation.”

(iv)          The terms “dollars” and “$” shall mean United States dollars.

[Signature page follows.]

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Generac:	GENERAC POWER SYSTEMS, INC.

/s/ Robert D. Kern
Robert D. Kern, Chairman of the Board

Buyer:	GPS CCMP ACQUISITION CORP.

	By	[Illegible]

Its

Merger Sub:	GPS CCMP MERGER CORP.

	By	[Illegible]

Its

Representative:	/s/ Robert D. Kern
Robert D. Kern, as Representative

/s/ William W. Treffert
William W. Treffert, as Alternative Representative